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Filed pursuant to Rule 424(b)(3)
Registration No. 155595

39,035,777 Shares of Common Stock

        This prospectus relates to the resale from time to time of up to 39,035,777 shares of common stock of Boise Inc. by the selling shareholders identified in this prospectus. We are not selling any shares of our common stock pursuant to this prospectus, and we will not receive any proceeds from the sale of shares of common stock offered by this prospectus. We have agreed to pay certain expenses in connection with the registration of the shares of common stock and to indemnify the selling shareholders against certain liabilities.

        The selling shareholders identified in this prospectus, or their pledgees, donees, transferees or other successors-in-interest, may offer the shares of common stock offered by this prospectus from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.

        Our common stock and warrants are listed on the New York Stock Exchange "NYSE" under the symbol "BZBC" and "BZ-WTBC," respectively. On February 11, 2009 on the NYSE, the closing price of the common stock was $.40 per share and the closing price of the warrants was $.02 per warrant.

        Investing in our securities involves a high degree of risk. See "Risk Factors" beginning on page 4 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

        Neither the Securities and Exchange Commission (the "SEC") nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 12, 2009.

        You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information provided in this prospectus, any prospectus supplement, the documents incorporated by reference or any other offering material is accurate as of any date other than the date on the front of those documents, as applicable.

TABLE OF CONTENTS
PROSPECTUS

i

 PROSPECTUS SUMMARY

        This summary highlights certain information appearing elsewhere in this prospectus. For a more complete understanding of the offering, you should read the entire prospectus carefully, including the risk factors and the financial statements incorporated herein by reference. Unless otherwise stated in this prospectus references to "we" or "our Company" refer to Boise Inc. In addition, this prospectus gives retroactive effect to stock dividends of 0.5 and 0.2 shares of common stock for each outstanding share of common stock on June 12, 2007 and June 19, 2007, respectively.

        You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. Our securities are listed on the New York Stock Exchange. We are not making an offer of these securities in any jurisdiction where the offer is not permitted.

  Company Overview

        We were originally a blank check company organized under the laws of the State of Delaware on February 1, 2007. We were formed with the purpose of effecting a merger, capital stock exchange, asset acquisition or other similar business combination with an operating business. From inception through February 21, 2008, we did not have any business or operations. Our activities were limited to raising capital in our initial public offering, which we refer to as our "IPO." We focused on identifying and acquiring an operating business.

        On February 22, 2008, we completed the acquisition (the "Acquisition") of Boise White Paper, L.L.C., ("Boise White Paper"), Boise Packaging & Newsprint, L.L.C ("BP&N"), Boise Cascade Transportation Holdings Corp. ("Boise Transportation") (collectively, the "Paper Group") and other assets and liabilities related to the operation of the paper, packaging and newsprint, and transportation businesses of the Paper Group and most of the headquarters operations of Boise Cascade, L.L.C. ("Boise Cascade" or the "Seller") for cash and securities. Subsequent to the Acquisition, Boise Cascade transferred the shares of our common stock it received pursuant to the Acquisition to its parent company, Boise Cascade Holdings, L.L.C. ("Boise Cascade Holdings"). The business so acquired from the Seller is referred to in this prospectus as "Boise Paper Products," "BPP" or the "Predecessor." The Acquisition was accomplished through our acquisition of Boise Paper Holdings, L.L.C. The Acquisition was approved by our shareholders on February 5, 2008. In conjunction with the completion of the Acquisition, we changed our name from Aldabra 2 Acquisition Corp. to Boise Inc.

  The Business

        Headquartered in Boise, Idaho, we manufacture packaging products and papers, including corrugated containers, containerboard, label and release and flexible packaging papers, imaging papers for the office and home, printing and converting papers, newsprint, and market pulp. We have approximately 4,350 employees.

        We are the third largest North American manufacturer of uncoated free sheet paper. We own pulp and paper mill operations in the following locations: Jackson, Alabama; International Falls, Minnesota; and Wallula, Washington, all of which manufacture uncoated free sheet paper. In November 2008, we restructured our paper mill in St. Helens, Oregon and closed its on-site pulp production facilities. We also own a mill in DeRidder, Louisiana, which produces containerboard (linerboard) as well as newsprint and is one of the largest paper mills in North America. We also have a network of six corrugated converting plants, located in the Pacific Northwest and Texas, which manufacture corrugated containers and sheets.

  Additional Information

        Our principal executive offices are located at 1111 West Jefferson Street, Suite 200, Boise, ID 83702-5388.

 THE OFFERING

Securities Offered:	39,035,777 shares of common stock held by selling shareholders.
Our common stock and warrants began trading on the NYSE on February 25, 2008.
Number of shares outstanding before the offering:	79,716,130 shares of common stock.
Number of shares outstanding after the offering:	79,716,130 shares of common stock.
New York Stock Exchange symbol for our common stock:	BZBC

 FORWARD-LOOKING STATEMENTS

        We believe that some of the information in this prospectus constitutes forward-looking statements within the definition of the Private Securities Litigation Reform Act of 1995. You can identify these statements by forward-looking words such as "may," "expect," "anticipate," "contemplate," "believe," "estimate," "intends," and "continue" or similar words. You should read statements that contain these words carefully because they:

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  discuss future expectations;

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  contain information that could impact future results of operations or financial condition; or

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  state other "forward-looking" information.

        We believe it is important to communicate our expectations to our stockholders. However, there may be events in the future that we are not able to accurately predict or over which we have little or no control. The following factors, among others, may cause actual results to differ materially from the expectations described by us in our forward-looking statements:

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  paper and packaging industry trends, including factors affecting supply and demand;

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  credit or currency risks affecting our revenue and profitability;

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  cost of raw materials and energy;

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  continued compliance with government regulations;

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  legislation or regulatory environments, requirements or changes affecting the businesses in which we are engaged;

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  our customer concentration;

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  labor and personnel relations;

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  changing interpretations of generally accepted accounting principles;

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  our ability to meet the continued listing standards of the NYSE;

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  our continued ability to meet the requirements of our credit facilities;

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  the liquidity of our common stock; and

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  general economic conditions.

        You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus.

        All forward-looking statements included herein attributable to us, BPP or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable laws and regulations, we undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

 RISK FACTORS

        You should carefully consider the following risk factors, together with all of the other information included in this prospectus. If any of these factors actually occur, the business, financial condition or results of operations of Boise Inc. could be affected materially and adversely, the value of our common stock could decline, and stockholders could lose all or part of their investment.

 Risks Associated with the Acquisition and our Financial Condition

Since the Acquisition, the market price of our common stock has declined significantly, and we face possible delisting from the NYSE.

        Shares of our common stock are currently listed on the NYSE. The market price of our common stock has declined significantly since the Acquisition. On the date of the Acquisition, February 22, 2008, the closing price of our common stock was $8.50 per share. As of February 11, 2009, the closing price of our common stock price was $.40 per share and our market capitalization was approximately $34 million.

        The NYSE's quantitative listing standards require NYSE listed companies to have an average market capitalization of at least $75.0 million over any consecutive 30-trading-day period. In addition, the average closing price of any listed security must not fall below $1.00 per share for any consecutive 30-trading-day period. On November 5, 2008, we received written notice from the NYSE that we do not currently comply with these two continued listing standards. As of October 31, 2008, the company's 30-trading-day average market capitalization was approximately $74.8 million based on an average share price of $0.94. The notice also indicated that the NYSE would provide on the consolidated tape an indicator, "BC", to put investors on notice that the company is below the NYSE quantitative continued listing standards.

        As required by the NYSE, we submitted a business plan to demonstrate our ability to achieve compliance with the market capitalization requirement within 18 months from the receipt of the notice. The NYSE has notified us that it has accepted our plan to regain compliance. We must cure the share price deficiency by May 2009 and the market capitalization deficiency by May 2010. If we are not compliant by either date, our common stock will also be subject to suspension by the NYSE and delisting. Although we intend to cure the deficiencies and to return to compliance with the NYSE continued listing requirements, there can be no assurance that we will be able to do so.

        If our common stock is delisted, or if it becomes apparent to us that we will be unable to meet the NYSE's continued listing standards in the near future, we intend to seek to have our common stock listed or quoted on another national securities exchange or quotation system. However, we may be unable to list or quote our common stock on another national securities exchange or quotation system. Even if our common stock is listed or quoted on such other exchange or system, a delisting by the NYSE could hurt our investors by reducing the liquidity and market price of our common stock. Additionally, a delisting could negatively affect us by reducing the number of investors willing to hold or acquire our common stock, which could negatively affect our ability to access public capital markets.

Our indebtedness could adversely affect our financial condition and impair our ability to operate the Business.

        At December 31, 2008, we had approximately $1,104 million of outstanding indebtedness (consisting of approximately $1,037 million under senior secured credit facilities and approximately $67 million under subordinated promissory notes). This level of indebtedness could have important consequences on our business, financial condition and operating results, including the following:

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  it may limit our ability to borrow money or sell stock to fund our working capital, capital expenditures, acquisitions, debt service requirements and other financing needs;

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  our interest expense would increase if interest rates generally rise because a substantial portion of our indebtedness, including all of our indebtedness under our senior secured credit facilities, bears interest at floating rates;

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  it may limit our flexibility in planning for, or reacting to, changes in our business and future business opportunities;

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  we are subject to debt covenants that may restrict management's ability to make certain business decisions;

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  we are more highly leveraged than some of our competitors, which places us at a competitive disadvantage;

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  it makes us more vulnerable to a downturn in our business, our industry or the economy in general;

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  a substantial portion of our cash flow from operations will be dedicated to the repayment of indebtedness, including indebtedness we may incur in the future, and will not be available for other business purposes; and

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  there would be a material adverse effect on our business and financial condition if we were unable to service our indebtedness or obtain additional financing as needed.

Our operations may not be able to generate sufficient cash flows to meet our debt service obligations.

        Our ability to make payments on and to refinance our indebtedness and to fund planned capital expenditures depends on our ability to generate cash from our future operations. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. As a result, it is possible that we may not generate sufficient cash flow from operations to enable us to repay our indebtedness, make interest payments and to fund other liquidity needs. To the extent we do not generate sufficient cash flow to meet these requirements, it would impact our ability to operate as a going concern.

        Our expected debt service obligation, assuming interest rates stay at December 31, 2008, levels, is estimated to be approximately $65.7 million in cash interest payments and fees per annum, which amount will be reduced each year in accordance with scheduled debt amortization payments, if made. In addition, debt service requirements will also include scheduled principal payments totaling $24.3 million for 2009 and rising to a maximum of $447.7 million for 2014. If we became unable to meet our debt service requirements, we would be required to refinance or restructure all or a portion of our indebtedness; however, we may not be able to refinance any of our indebtedness on commercially reasonable terms, or at all.

        If we cannot service or refinance our indebtedness, we may have to take actions such as selling assets, seeking additional equity or reducing or delaying capital expenditures, any of which could have a material adverse effect on our operations and financial condition.

A default under our indebtedness may have a material adverse effect on our business and financial condition.

        In the event of a default under our senior secured credit facilities, the lenders generally would be able to declare all of such indebtedness, together with interest, to be due and payable. In addition, borrowings under the senior secured credit facilities are secured by first- and second-priority liens, as applicable, on all of our assets and our subsidiaries' assets, and in the event of a default under those facilities, the lenders generally would be entitled to seize the collateral. Moreover, upon the occurrence of an event of default, the commitment of the lenders to make any further loans would be terminated. Accordingly, a default under any debt instrument, unless cured or waived, would likely have a material adverse effect on our overall business, the results of our operations and our financial condition.

        If we became unable to meet our financial obligations, it could also cause concern to our customers, vendors, or trade creditors. If any significant customer, vendor, or trade creditor changed its relationship with us by stopping work, ceasing sales, requiring sales on cash terms, or making other changes, these changes would materially affect our cash flows and results of operations.

Servicing debt could limit funds available for other purposes.

        We will use cash from operations to pay the principal and interest on our debt. These payments will limit funds available for other purposes, including expansion of our operations through acquisitions, funding future capital expenditures and the payment of dividends.

Our senior secured credit facilities contain restrictive covenants that limit our overall liquidity and corporate activities.

        The senior secured credit facilities impose operating and financial restrictions that limit our ability to:

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  create additional liens on our assets;

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  make investments or acquisitions;

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  pay dividends;

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  incur additional indebtedness or enter into sale/leaseback transactions;

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  sell assets, including, but not limited to, capital stock of subsidiaries;

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  enable our subsidiaries to make distributions;

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  enter into transactions with our affiliates;

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  enter into new lines of business; and

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  engage in consolidations, mergers or sales of substantially all of our assets.

        We need to seek permission from our lenders in order to engage in certain corporate actions. Our lenders' interests may be different from ours, and no assurance can be given that we will be able to obtain the lenders' permission when needed. This may prevent us from taking actions that are in our stockholders' best interest.

        Our senior secured credit facilities also require us to achieve specified financial and operating results and maintain compliance with specified financial ratios. Our ability to comply with these ratios may be affected by events beyond our control, and these types of restrictions could:

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  limit our ability to plan for, or react to, market conditions or meet capital needs or otherwise restrict our activities or business plans; and

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  adversely affect our ability to finance our operations, strategic acquisitions, investments, alliances and other capital needs, or to engage in other business activities that would be in our best interest.

Our stock ownership is highly concentrated, and as a result, Boise Cascade may influence our affairs significantly.

        At the time of the Acquisition, Boise Cascade Holdings owned approximately 49% of our common stock and continued to own approximately 49% at December 31, 2008. As a result, Boise Cascade Holdings has significant representation on our board of directors and will have the voting power to significantly influence our policies, business and affairs, and will also have the ability to influence the outcome of any corporate transaction or other matter, including mergers, consolidations and the sale of all or substantially all of our assets. This concentration in control may have the effect of delaying, deterring or preventing a change of control that otherwise could result in a premium in the price of our common stock.

        In addition, as long as the holders of Boise Registrable Securities (as such term is defined in the Investor Rights Agreement dated February 22, 2008, entered into by and among us, Boise Cascade and other stockholders named therein (the "Investor Rights Agreement") in connection with the Acquisition) control 33% or more of our common stock issued to Boise Cascade at the closing, we will be subject to restrictions on our business activities pursuant to the terms of the Investor Rights Agreement. More specifically, for so long as the 33% ownership threshold is met or exceeded, the Investor Rights Agreement will restrict us from conducting specified activities or taking specified actions without the affirmative written consent of the holders of a majority of the Boise Registrable Securities then outstanding. The restricted activities include, without limitation, making distributions on our equity securities, redemptions, purchases or acquisitions of our equity securities, issuances or sales of equity securities or securities exchangeable or convertible for equity securities, issuing debt or convertible/exchangeable debt securities, making loans, advances or guarantees, mergers and/or acquisitions, asset sales, liquidations, recapitalizations, non-ordinary business activities, making changes to our organizational documents, making changes to arrangements with our officers, directors, employees and other related persons, incurrence of indebtedness for borrowed money or capital leases above specified thresholds and consummating the sale of the Company. Additionally, pursuant to affirmative covenants under the Investor Rights Agreement (and subject to the same 33% ownership threshold), unless the holders of a majority of the Boise Registrable Securities then outstanding have otherwise consented in writing, we are required to perform specified activities, including, without limitation, preservation of our corporate existence and material licenses, authorizations and permits necessary to the conduct of our business, maintenance of our material properties, discharge of certain statutory liens, performance under material contracts, compliance with applicable laws and regulations, preservation of adequate insurance coverage and maintenance of proper books of record and account.

Registration rights held by Boise Cascade and certain of our stockholders may have an adverse effect on the market price of our common stock.

        The Investor Rights Agreement provides for registration rights with respect to: (1) Aldabra Registrable Securities (as such term is defined in the Investor Rights Agreement); (2) the Boise Registrable Securities; and (3) shares held by other of our stockholders party to the Investor Rights Agreement (the "Other Registrable Securities"). At December 31, 2008 holders of approximately 48,460,874 shares had registration rights.

        Holders of the Boise Registrable Securities or the Aldabra Registrable Securities have the right to demand registration under the Securities Act of 1933, as amended (the "Securities Act") of all or a portion of their registrable securities subject to amount and time limitations.

        Additionally, whenever (i) we propose to register any of our securities under the Securities Act and (ii) the method we select would permit the registration of registrable securities, holders of Aldabra Registrable Securities, the Boise Registrable Securities or Other Registrable Securities have the right to request the inclusion of their registrable securities in such registration. The resale of these shares in the public market upon exercise of the registration rights described above could adversely affect the market price of our common stock or affect our ability to raise additional equity capital.

If the Acquisition's benefits do not meet the expectations of the marketplace, investors, financial analysts or industry analysts, the market price of our common stock may decline.

        The market price of our common stock may decline as a result of the Acquisition if we do not perform as expected or if we do not otherwise achieve the perceived benefits of the Acquisition as rapidly as, or to the extent anticipated by, the marketplace, investors, financial analysts or industry analysts. Accordingly, investors may experience a loss as a result of a decreasing stock price, and we may not be able to raise future capital, if necessary, in the equity markets.

If we lose our key management and technical personnel, our business may suffer.

        Following the Acquisition, we rely upon a relatively small group of key managers who have extensive experience in the paper and packaging and newsprint businesses. We do not expect to maintain any key man insurance. The loss of management or an inability to attract or retain other key individuals could materially and adversely affect our business. We will seek to compensate management, as well as other employees, through competitive salaries, bonuses and other incentive plans, but there can be no assurance that these programs will allow us to retain key management executives or hire new key employees.

Delaware law and our amended and restated charter documents may impede or discourage a takeover that our stockholders may consider favorable.

        Our amended and restated charter has provisions that may deter, delay or prevent a third party from acquiring us. These provisions include:

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  limitations on the ability of stockholders to amend our charter documents, including, but not limited to, stockholder supermajority voting requirements;

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  the inability of stockholders to act by written consent or to call special meetings after such time as Boise Cascade owns less than 25% of the voting power of our common stock entitled to vote generally in the election of directors;

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  a classified board of directors with staggered three-year terms; and

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  the authority of our board of directors to issue, without stockholder approval, up to 1,000,000 shares of preferred stock with such terms as the board of directors may determine and to issue additional shares of our common stock.

        These provisions could have the effect of delaying, deferring or preventing a change in control, discouraging others from making tender offers for our shares, and lowering the market price of our stock or impeding the ability of our stockholders to change our management, even if such changes would be beneficial to our stockholders.

Our stockholders may not receive dividends because of restrictions in our senior secured credit facilities, Delaware law and state regulatory requirements.

        Our ability to pay dividends is restricted by our senior secured credit facilities, as well as Delaware law and state regulatory authorities. Under Delaware law, our board of directors may not authorize payment of a dividend unless it is either paid out of our capital surplus, as calculated in accordance with the Delaware General Corporation Law, or, if we do not have a surplus, it is paid out of our net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. To the extent we do not have adequate surplus or net profits, we will be prohibited from paying dividends.

 Risks Related to Our Business

The paper industry is cyclical. Fluctuations in the prices of and the demand for our products could result in smaller profit margins and lower sales volumes.

        Historically, economic and market shifts, fluctuations in capacity, and changes in foreign currency exchange rates have created cyclical changes in prices, sales volumes, and margins for our products. The length and magnitude of industry cycles have varied over time and by product but generally reflect changes in macroeconomic conditions and levels of industry capacity. Most of our paper products, including our cut-size office paper, containerboard, and newsprint, are commodities that are widely available from other producers. Even our noncommodity products, such as premium papers, are affected by commodity prices since the prices of these grades are often tied to commodity prices. Commodity products have few distinguishing qualities from producer to producer, and as a result, competition for these products is based primarily on price, which is determined by supply relative to demand.

        The overall levels of demand for the commodity products we make and distribute, and consequently our sales and profitability, reflect fluctuations in levels of end-user demand, which depend in large part on general macroeconomic conditions in North America and regional economic conditions in our markets, as well as foreign currency exchange rates. For example, demand for our paper products fluctuates with levels of employment, the state of durable and nondurable goods industries, and prevailing levels of advertising and print circulation. In recent years, particularly since 2000, demand for some grades of paper has decreased as electronic transmission and document storage alternatives have become more prevalent. Newsprint demand in North America has been in decline for decades as electronic media has increasingly displaced paper as a medium for information and communication.

        Industry supply of commodity paper products is also subject to fluctuation, as changing industry conditions can influence producers to idle or permanently close individual machines or entire mills. In addition, to avoid substantial cash costs in connection with idling or closing a mill, some producers will choose to continue to operate at a loss, sometimes even a cash loss, which could prolong weak pricing environments due to oversupply. Oversupply in these markets can also result from producers introducing new capacity in response to favorable short-term pricing trends.

        Industry supply of commodity paper products is also influenced by overseas production capacity, which has grown in recent years and is expected to continue to grow. While the weakness of the U.S. dollar has mitigated the levels of imports in recent years, a strengthening of the U.S. dollar is likely to increase imports of commodity paper products from overseas, putting downward pressure on prices.

        Prices for all of our products are driven by many factors outside our control, and we have little influence over the timing and extent of price changes, which are often volatile. Market conditions beyond our control determine the prices for our commodity products, and as a result, the price for any one or more of these products may fall below our cash production costs, requiring us to either incur short-term losses on product sales or cease production at one or more of our manufacturing facilities. From time to time, we have taken downtime (or slowed production) at some of our mills to balance our production with the market demand for our products, and we may continue to do so in the future. Some of our competitors may also close or reduce production at their operating facilities, some of which could reopen and increase production capacity. This could result in a supply and demand imbalance and cause prices to fall. Therefore, our ability to achieve acceptable operating performance and margins is principally dependent on (i) managing our cost structure, (ii) managing changes in raw materials prices, which represent a large component of our operating costs and fluctuate based upon factors beyond our control, and (iii) general conditions in the paper market. If the prices of our products decline or if our raw material costs increase, it could have a material adverse effect on our business, financial condition, and results of operations.

We face strong competition in our markets.

        The paper and packaging and newsprint industry is highly competitive, and we face competition from numerous competitors, domestic as well as foreign. Some of our competitors are large, vertically integrated companies that have greater financial and other resources, greater manufacturing economies of scale, greater energy self-sufficiency, and/or lower operating costs, compared with our Company. Because of ongoing consolidation in our industry, many of our competitors have become larger, and this trend may continue in the future. Many of our competitors have greater financial resources than do we, and therefore, more of their cash will be available for business purposes other than debt service. As a result, we may be unable to compete with other companies in the market during the various stages of the business cycle and particularly during any downturns. Some of the factors that may adversely affect our ability to compete in the markets in which we participate include the entry of new competitors (including foreign producers) into the markets we serve, our competitors' pricing strategies, our failure to anticipate and respond to changing customer preferences, and our inability to maintain the cost efficiency of our facilities.

Conditions in the global capital and credit markets and the economy generally may materially adversely affect our business, results of operations and financial position and we do not expect these conditions to improve in the near future.

        The global credit and capital markets are undergoing a period of unprecedented volatility and disruption and the global economy is experiencing a severe economic slowdown. Our results of operations and financial position could be materially affected by adverse changes in the global capital and credit markets and the economy generally, both in the U.S. and elsewhere around the world. Economic conditions may also adversely affect the ability of our lenders, customers, and suppliers to continue to conduct their businesses or may affect our ability to operate our production facilities in an economical manner.

        Demand for our products is driven primarily by consumption of the products we produce, which is affected by general economic conditions. Recent concerns over declining consumer and business confidence, the availability and cost of credit, reduced consumer spending and business investment, the volatility and strength of the capital and credit markets, and inflation all affect the business and economic environment and, ultimately, the profitability of our business. Economic downturns characterized by higher unemployment, lower family income, lower corporate earnings, lower business investment and lower consumer spending, typically result in decreased demand for our products. These conditions are beyond our ability to control and may have a significant impact on our business, results of operations, cash flows and financial position.

Our manufacturing businesses may have difficulty obtaining logs and fiber at favorable prices or at all.

        Wood fiber is our principal raw material, accounting for approximately 29% and 17% of the aggregate amount of materials, labor, and other operating expenses, including fiber costs, for our paper and packaging segments, respectively, in 2007. Wood fiber is a commodity, and prices have historically been cyclical. In addition, availability of wood fiber is often negatively affected if demand for building products declines, since wood fiber, including wood chips, sawdust, and shavings, is a byproduct in the manufacture of building products. Wood fiber for our paper mills in the Northwest comes predominantly from building products manufacturing plants. Because of the decline in the housing markets and new construction, a significant number of Northwest building products manufacturing plants have been curtailed and closed. These curtailments affect the availability and price of wood fiber in the region and, in turn, affect the operating and financial performance of our Northwest paper mills. The cost and availability of fiber was a contributing factor in our decision to restructure our St. Helens paper mill. In many cases, we are unable to increase product prices in response to increased wood fiber costs, depending on other factors affecting the demand or supply of paper. Further, severe or sustained shortages of fiber could cause us to curtail our own operations, resulting in material and adverse effects on our sales and profitability.

        Future domestic or foreign legislation and litigation concerning the use of timberlands, the protection of endangered species, the promotion of forest health, and the response to, and prevention of, catastrophic wildfires can also affect log and fiber supply. Availability of harvested logs and fiber may be further limited by fire, insect infestation, disease, ice storms, windstorms, hurricanes, flooding, and other natural and man-made causes, thereby reducing supply and increasing prices. In addition, since a number of our manufacturing facilities use wood-based biomass as an alternative energy source, an increase in wood fiber costs or a reduction in availability can increase the price of, or reduce the total usage of, biomass, which could result in higher energy costs.

Increases in the cost of our purchased energy or chemicals would lead to higher manufacturing costs, thereby reducing our margins.

        Energy is one of our most significant costs, and it accounted for approximately 16% and 15% of the aggregate amount of materials, labor, and other operating expenses, including fiber costs, for our paper and packaging segments, respectively, for the year ended December 31, 2008. Energy prices, particularly for electricity, natural gas, and fuel oil, have been volatile in recent years. These fluctuations affect our manufacturing costs and contribute to earnings volatility. We have some flexibility to switch between fuel sources; however, we have significant exposure to natural gas, fuel oil, and biomass (hog fuel) price increases. Increased demand for these fuels (which could be driven by cold weather) or supply constraints could drive prices higher. The electricity rates charged to us are affected by the increase in natural gas prices, although the degree of impact depends on each utility's mix of energy resources and the relevant regulatory situation.

        Other raw materials we use include various chemical compounds, such as precipitated calcium carbonate, sodium chlorate, sodium hydroxide, and dyes. Purchases of chemicals accounted for approximately 15% and 6% of the aggregate amount of materials, labor, and other operating expenses, including fiber costs, for our paper and packaging segments, respectively, for the year ended December 31, 2008. The costs of these chemicals have been volatile historically and are influenced by capacity utilization, energy prices, and other factors beyond our control.

        For our products, the relationship between industry supply and demand, rather than changes in the cost of raw materials, determines our ability to increase prices. Consequently, we may be unable to pass increases in our operating costs to our customers in the short term. Any sustained increase in chemical or energy prices would reduce our operating margins and potentially require us to limit or cease operations of one or more of our machines or facilities.

Some of our paper products are vulnerable to long-term declines in demand due to competing technologies or materials.

        Our uncoated free sheet papers and newsprint compete with electronic data transmission, document storage alternatives, and paper grades we do not produce. Increasing shifts to these alternatives and increasing use of the Internet have had and are likely to continue to have an adverse effect on traditional print media and paper usage. Neither the timing nor the extent of this shift can be predicted with certainty. Because of these trends, demand for paper products may shift from one grade of paper to another or be eliminated altogether. For example, demand for newsprint has declined and may continue to decline as newspapers are replaced with electronic media, and demand for our uncoated free sheet paper for use in preprinted forms has declined and may continue to decline as the use of desktop publishing and on-demand printing continues to displace traditional forms. Demand for our containerboard may decline as corrugated paper packaging may be replaced with other packaging materials, such as plastic. Any substantial shift in demand from our products to competing technologies or materials could result in a material decrease in sales of our products, which could cause us to curtail or shut down production capacity. Curtailments or shutdowns could result in asset write-downs and additional costs at the affected facilities, negatively affecting our results of operations and financial condition.

A material disruption at one of our manufacturing facilities could prevent us from meeting customer demand, reduce our sales, and/or negatively affect our net income.

        Any of our manufacturing facilities, or any of our machines within an otherwise operational facility, could cease operations unexpectedly due to a number of events, including:

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  maintenance outages;

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  prolonged power failures;

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  an equipment failure;

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  disruption in the supply of raw materials, such as wood fiber, energy or chemicals;

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  a chemical spill or release;

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  closure because of environmental-related concerns;

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  explosion or malfunction of a boiler;

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  the effect of a drought or reduced rainfall on our water supply;

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  disruptions in the transportation infrastructure, including roads, bridges, railroad tracks, and tunnels;

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  fires, floods, earthquakes, hurricanes, or other catastrophes;

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  terrorism or threats of terrorism;

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  labor difficulties; or

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  other operational problems.

        For example, in the fall of 2008, we incurred approximately $5.5 million in lost production and costs incurred in shutting down and restarting our DeRidder, Louisiana, mill as a result of Hurricanes Gustav and Ike. Similar future events may cause shutdowns, which may result in downtime and/or cause damage to our facilities. Any such downtime or facility damage could prevent us from meeting customer demand for our products and/or require us to make unplanned capital expenditures. If our machines or facilities were to incur significant downtime, our ability to meet our production capacity targets and satisfy customer requirements would be impaired, resulting in lower sales and net income.

Our operations require substantial capital, and we may not have adequate capital resources to provide for all of our capital requirements.

        Our businesses are capital-intensive, and we regularly incur capital expenditures to maintain our equipment, increase our operating efficiency, and comply with environmental laws. In addition, significant amounts of capital are required to modify our equipment to produce alternative or additional products or to make significant improvements in the characteristics of our current products. On a combined basis, during the year ended December 31, 2008, our total capital expenditures, excluding acquisitions, were $100.8 million. We expect to spend approximately $90 million to $105 million on capital expenditures for 2009. Our capital expenditures are expected to be between $100 million and $130 million annually over the next five years, excluding acquisitions or major capital expenditures.

        If we require funds for operating needs and capital expenditures beyond those generated from operations, we may not be able to obtain them on favorable terms, or at all. In addition, debt service obligations will reduce our available cash flows. If we cannot maintain or upgrade our equipment as it requires or ensure environmental compliance, we could be required to cease or curtail some of our manufacturing operations or we may become unable to manufacture products that can compete effectively in one or more of our markets.

We depend on a small number of customers for a significant portion of our business.

        Our largest two customers, OfficeMax and Abitibi Consolidated Sales Corporation (ACSC) accounted for approximately 33% of our net sales in 2008. Pursuant to a 2004 paper supply contract that remained in place after the Acquisition, OfficeMax is required to purchase its North American requirements for office papers from us. In addition, we sell all of our newsprint production through ACSC. Our relationships with these two large customers require us, at times, to carry significant receivables from them on our balance sheet. If either of these large customers were unable to pay, our financial performance could be affected significantly and negatively. Any significant deterioration in the financial condition of these customers or a significant change in their businesses that would affect their willingness to continue to purchase our products could have a material adverse effect on our business, financial condition, and results of operations

We are subject to significant environmental regulation and environmental compliance expenditures, as well as other potential environmental liabilities.

        We are subject to a wide range of general and industry-specific environmental laws and regulations, particularly with respect to air emissions, wastewater discharges, solid and hazardous waste management, and site remediation. If we fail to comply with applicable environmental laws and regulations, we may face civil or criminal fines, penalties, or enforcement actions, including orders limiting our operations or requiring corrective measures, installation of pollution control equipment, or other remedial actions. We anticipate that environmental regulation of our operations will continue to become more burdensome and that we will continue to incur significant capital and operating expenditures in order to maintain compliance with applicable environmental laws and regulations. For example, we may be affected if laws concerning climate change are enacted that regulate greenhouse gas (GHG) emissions. Such laws require buying allowances for mill GHG emissions or cause expenditure of capital to reduce GHG emissions. Because environmental regulations are not consistent worldwide, our ability to compete in the world marketplace may be adversely affected by capital and operating expenditures for environmental compliance.

        As an owner and operator of real estate, we may be liable under environmental laws for cleanup and other damages (including tort liability) resulting from releases of hazardous substances on or from our properties. We may have liability under these laws whether or not we knew of, or were responsible for, the presence of these substances on our property, and in some cases, our liability may not be limited to the value of the property.

        On a combined basis during the year ended December 31, 2008, capital expenditures for environmental compliance were $1.4 million. We expect to incur approximately $3 million of capital expenditures for environmental compliance for 2009. Enactment of new environmental laws or regulations or changes in existing laws or regulations might require significant, additional expenditures. We may be unable to generate funds or other sources of liquidity and capital to fund unforeseen environmental liabilities or expenditures.

        The purchase and sale agreement governing the 2004 transaction between Boise Cascade and OfficeMax contained customary representations, warranties, covenants, and indemnification rights in favor of Boise Cascade's parent entity (as the purchaser thereunder) and Boise White Paper, BP&N and Boise Transportation (as "permitted affiliate purchasers" thereunder); therefore, following the Acquisition the Paper Group will continue to have unlimited indemnification rights against OfficeMax for certain pre-closing liabilities, including for hazardous substance releases and other environmental violations that occurred prior to the 2004 transaction or that arose out of pre-2004 operations at the businesses, facilities, and other assets purchased by Boise Cascade. However, OfficeMax may not have sufficient funds to fully satisfy its indemnification obligations when required. Furthermore, we are not entitled to indemnification for liabilities incurred due to releases and violations of environmental laws occurring after the 2004 transaction.

        Enactment of new environmental laws or regulations or changes in existing laws or regulations might require significant expenditures. We may be unable to generate funds or other sources of liquidity and capital to fund unforeseen environmental liabilities or expenditures. In addition, we may be impacted if carbon emission laws are enacted that require us to install additional equipment or pay for existing emissions.

Labor disruptions or increased labor costs could adversely affect our business.

        While we believe we have good labor relations and have established staggered labor contracts for each of our five paper mills to minimize potential disruptions in the event of a labor dispute, we could experience a material labor disruption or significantly increased labor costs at one or more of our facilities, either in the course of negotiations of a labor agreement or otherwise. Either of these situations could result in increased costs or prevent us from meeting customer demand, thereby reducing our sales and profitability. As of January 31, 2009, we had approximately 4,350 employees. Approximately 2,570, or 59%, of these employees work pursuant to collective bargaining agreements. In the first quarter of 2009, we will start negotiating the labor contract at our packaging plant in Salem, Oregon (92 employees represented by the Association of Western Pulp & Paper Workers) which expired in December 2008, and the contract at our paper mill in Wallula, Washington (332 employees represented by the AWPPW) which expires mid-March 2009. Some of our customers are also unionized. Strikes, lockouts, or other work stoppage or slow-downs involving our customers or suppliers could have a material adverse effect on us.

We have significant obligations for pension and post-employment benefits.

        In December 2008, we enacted a freeze on our defined benefit pension plan for salaried employees (Salaried Plan); however, we continue to maintain defined benefit pension plans for our union employees. Despite the freeze of the salaried plan, we will continue to have significant obligations for pension and other postemployment benefits that could require future funding beyond that which we have funded in the past or which we currently anticipate.

        Pension funding requirements depend in part on returns on plan assets. Recent declines in the global equity markets may require us to make larger than previously anticipated contributions to our pension plans. As of December 31, 2008, our pension assets had a market value of $248 million, compared with $324 million as of February 22, 2008, the date we assumed the obligation for these plans. Assuming a return on plan assets of 7.25% in 2009 and 2010, we estimate that we would be required to contribute approximately $4 million in 2009 and approximately $38 million in 2010. The amount of required contributions will depend, among other things, on actual returns on plan assets, changes in interest rates which affect our discount rate assumptions, changes in pension funding requirement laws, and modifications to our plans. Our estimated $38 million contribution for 2010 includes the impact of the pension plan freeze.

 USE OF PROCEEDS

        We will not receive any proceeds from the sale of the 39,035,777 shares of common stock registered hereunder.

SELLING SHAREHOLDERS

        We are party to Contingent Value Rights Agreements (the "Contingent Value Rights Agreements"), dated February 1, 2008, by and between us, Terrapin Partners Venture Partnership ("Terrapin"), Boise Cascade and the institutional stockholders party thereto (the "CVR Holders"). Pursuant to the Contingent Value Rights Agreements, Boise Cascade and Terrapin granted to the CVR Holders the right to receive contingent value rights payments from Boise Cascade and Terrapin upon the occurrence of certain events, as set forth in the Contingent Value Rights Agreements. The CVR Holders agreed to vote in favor of certain proposals at our special meeting of stockholders, which took place on February 5, 2008, in consideration for the right to receive the contingent value rights payments. Under the Contingent Value Rights Agreements, the CVR Holders are required to provide notice to Boise Cascade and Terrapin of their request to receive their contingent value rights payments. Pursuant to the Contingent Value Rights Agreements, if a CVR Holder provides its required notice as set forth above, Boise Cascade and Terrapin are required to provide the contingent value rights payment to such CVR Holder in the form of shares of our common stock previously issued to Boise Cascade and Terrapin unless Boise Cascade or Terrapin elect to make all or a portion of such payment in cash. Pursuant to Section 4 of the Contingent Value Rights Agreements, if a CVR Holder provides its required notice as set forth above, we have an obligation to register the resale of any shares of our common stock that are delivered by Boise Cascade and Terrapin to such CVR Holder.

        This prospectus covers the resale by the CVR Holders of the maximum aggregate number of shares of our common stock deliverable by Boise Cascade Holdings (the transferee of the shares of our common stock initially issued to Boise Cascade pursuant to the Acquisition) and Terrapin to the CVR Holders.

        The shares of our common stock currently held by Terrapin deliverable to the CVR Holders pursuant to the Contingent Value Rights Agreements are and will be held in an escrow account until February 22, 2009. Terrapin's obligation to transfer its shares of our common stock to the CVR Holders under the Contingent Value Rights Agreements may occur prior to February 22, 2009. Terrapin is considering alternative arrangements in response to meeting its obligations under the Contingent Value Rights Agreement to transfer its shares of our common stock to the CVR Holders. Such alternative arrangements may include acquiring or borrowing shares of our common stock from Terrapin, its affiliates or other shareholders.

        If we register for resale the shares of common stock pursuant to our obligations under the Contingent Value Rights Agreements as noted above, we have an obligation pursuant to Section 2(a) of the Investor Rights Agreement to deliver notice of the proposed registration to Boise Cascade Holdings, Terrapin and the other parties to the Investor Rights Agreement, who would have the right to have their respective shares of our common stock included in such registration, subject to the terms of the Investor Rights Agreement. We provided the required notice on October 31, 2008 to the holders of shares of our common stock, and Boise Cascade Holdings has since exercised its right to have all of its shares of our common stock included in the registration statement of which this prospectus is a part.

        In order to fulfill our obligations to Boise Cascade Holdings and in the event the CVR Holders provide the notices described above, we are registering 2,356,806 shares of our common stock for possible resale by the CVR Holders pursuant to the Contingent Value Rights Agreements. We are registering 37,857,374 shares of our common stock for possible resale by Boise Cascade Holdings to fulfill our obligations under the Investor Rights Agreement.

        The following table sets forth the number of shares beneficially owned by Boise Cascade Holdings as of the date of this prospectus and the number of shares that would be owned by all CVR Holders as a group, assuming full exercise of the right to receive contingent value rights payments by all of the CVR Holders, and delivery of shares of our common stock in satisfaction of all such payments. Upon expiration of the notice period applicable to the CVR Holders, we intend to file a prospectus supplement identifying the CVR Holders receiving shares of our common stock covered by this prospectus and the number of shares of our common stock received by each of them. We are not able to estimate the amount of shares of common stock that will be held by each selling stockholder after the completion of this offering because each selling stockholder may offer all or some of its shares of our common stock, and because to our knowledge there currently are no agreements, arrangements, or understandings with respect to the sale of any of the shares of common stock other than the Contingent Value Rights Agreements. The selling shareholders are not making any representation that any shares of common stock covered by this prospectus will be offered for sale. The selling shareholders reserve the right to accept or reject, in whole or in part, any proposed sale of shares of common stock. The following table assumes that all of the shares of our common stock being registered pursuant to this prospectus will be sold.

        Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to shares. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to the shares of common stock beneficially owned by them. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the person named below.

					Shares of Common Stock to be Beneficially Owned after the Offering
	Shares of Common Stock Beneficially Owned
				Number of Shares of Registered Common Stock Being Offered
Name of Selling Shareholder	Number		Percentage		Number	Percentage
Boise Cascade Holdings (1)	37,857,374	(2)	47.46%	37,857,374	0	0%
CVR Holders (3)	2,356,806		2.96%	2,356,806	0	0%

(1)
Boise Cascade Holdings is controlled by Forest Products Holdings, L.L.C. ("FPH"), which is controlled by Madison Dearborn Capital Partners IV, L.P. ("MDCP IV"). Madison Dearborn Partners IV, L.P. ("MDP IV") is the general partner of MDCP IV. John A. Canning, Jr., Paul J. Finnegan and Samuel M. Mencoff are the sole members of a limited partner committee of MDP IV that has the power, acting by majority vote, to vote or dispose of the shares beneficially owned by MDCP IV. Each of MDCP IV and MDP IV and the members of the limited partner committee of MDP IV disclaims beneficial ownership of shares held by FPH, except to the extent of its or his respective pecuniary interests therein. The address for FPH is c/o Boise Cascade Holdings, 1111 West Jefferson Street, Suite 300, Boise, Idaho 83702-5389. The address for MDCP IV and MDP IV is c/o Madison Dearborn Partners, LLC, Three First National Plaza, Suite 3800, 70 West Madison Street, Chicago, Illinois 60602.

(2)
The number of shares of our common stock shown as held by Boise Cascade Holdings includes 1,178,403 shares of our common stock currently held by Boise Cascade Holdings, which may become deliverable by Boise Cascade Holdings to the CVR Holders. Because we are unable to determine the number of shares that will be delivered pursuant to the Contingent Value Rights Agreements, we are registering for resale the total number of shares owned by Boise Cascade Holdings prior to any delivery to the CVR Holders pursuant to the obligations of Boise Cascade under the Contingent Value Rights Agreements.

(3)
The ownership and percentages of the CVR Holders shown above are reflective of the ownership and percentages of the CVR Holders as a group. As of the date of this Prospectus it is unknown which CVR Holders will provide notice to Boise Cascade and Terrapin of their request to receive their contingent value rights payment pursuant to the Contingent Value Rights Agreements. We intend to file a prospectus supplement setting forth information relating to the CVR Holders that provide notice to Boise Cascade and Terrapin of their request to receive their contingent value rights payment and the number of shares received by each CVR Holder and covered by this prospectus.

PLAN OF DISTRIBUTION

        The selling shareholders and any of their pledgees, donees, assignees, transferees and successors-in-interest may, from time to time, sell any or all of their shares of our common stock on the NYSE or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. Subject to compliance with applicable law, the selling shareholders may use any one or more of the following methods when selling shares:

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  ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;

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  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

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  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

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  an exchange distribution in accordance with the rules of the applicable exchange;

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  privately negotiated transactions;

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  settlement of short sales entered into after the date of this prospectus;

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  agreements with broker-dealers to sell a specified number of such shares at a stipulated price per share;

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  through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

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  a combination of any such methods of sale; or

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  any other method permitted pursuant to applicable law.

        The selling shareholders may also sell shares under Rule 144 under the Securities Act, if available, or in other transactions exempt from registration, rather than under this prospectus.

        Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

        The selling shareholders may pledge their shares to their broker-dealers under the margin provisions of customer agreements. If a selling shareholder defaults on a margin loan, the broker-dealer may, from time to time, offer and sell the pledged shares. The selling shareholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Act, the Securities Exchange Act of 1934, and the rules and regulations thereunder, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling shareholders or any other person, which limitations may affect the marketability of the shares.

        Upon our being notified in writing by a selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of the selling shareholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares of common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction.

        The selling shareholders also may transfer the shares of our common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

        The selling shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. To our knowledge, no selling shareholder has entered into any agreement or understanding, directly or indirectly, with any person to distribute the shares of our common stock.

        To our knowledge, no selling shareholder is a broker-dealer or an affiliate of a broker-dealer.

        We are required to pay all fees and expenses incident to the registration of shares of our common stock pursuant to the Investor Rights Agreement. We have agreed to indemnify the selling shareholders party to the Investor Rights Agreement against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

        Karen E. Gowland, Vice President, General Counsel and Secretary of the Company, acted as counsel in connection with the offering of our securities under the Securities Act, and as such, passed upon the validity of the securities offered in this prospectus.

EXPERTS

        The financial statements of Boise Inc. at December 31, 2007 incorporated herein by reference from our Annual Report on Form 10-K for the year ended December 31, 2007 have been audited by McGladrey & Pullen, LLP, an independent registered public accounting firm, as stated in their report referenced therein. The financial statements and the report of McGladrey & Pullen, LLP are included in reliance upon their report given upon the authority of McGladrey & Pullen, LLP as experts in auditing and accounting.

        The consolidated financial statements of BPP as of December 31, 2007 and 2006, and for each of the years in the three-year period ended December 31, 2007 have been incorporated by reference herein from the Form 8-K filed with the SEC on February 28, 2008 (SEC Accession No. 000114659-08-013865) in reliance upon the report of KPMG LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the consolidated financial statements refers to a change in accounting method for the adoption of EITF 04-13, Accounting for Purchasing and Sales of Inventory With the Same Counterparty, for the year ended December 31, 2007.

 WHERE YOU CAN FIND ADDITIONAL INFORMATION

        Under the Securities Exchange Act of 1934, we are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. We have filed with the SEC a registration statement on Form S-3, which includes exhibits, schedules and amendments, under the Securities Act, with respect to the offering of our securities. Parts of the registration statement have been omitted as permitted by rules and regulations of the SEC. We refer you to the registration statement and its exhibits for further information about us, our securities and the offering. The registration statement and its exhibits, as well as our other reports filed with the SEC, can be inspected and copied at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information about the operation of the public reference room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a web site at http://www.sec.gov which contains the Form S-3 and other reports, proxy and information statements and information regarding issuers that file electronically with the SEC.

        The Company's Internet address is http://boiseinc.com. We make available on or through our investor relations page on our website, free of charge, our Annual Report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and beneficial ownership reports on Forms 3, 4, and 5 and amendments to those reports as soon as reasonably practicable after this material is electronically filed or furnished to the SEC.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC allows us to "incorporate by reference" the information we file with the SEC. This means that we can disclose important information to you by referring you to another filed document. Any information referred to in this way is considered part of this prospectus from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus and before the date that the offering of the securities by means of this prospectus is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus. Accordingly, we incorporate by reference the following documents or information filed with the SEC:

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  Annual Report on Form 10-K for the fiscal year ended December 31, 2007, which we filed with the SEC on February 21, 2008;

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  Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008, which we filed with the SEC on May 5, 2008, August 6, 2008 and November 4, 2008, respectively;

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  Current Reports on Form 8-K filed on February 27, 2008, February 28, 2008 (SEC Accession No. 0000922423-08-0002820), February 28, 2008 (SEC Accession No. 0001104659-08-013865), February 29, 2008, May 6, 2008, May 29, 2008, July 14, 2008, November 12, 2008, November 18, 2008 and January 7, 2009; and

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  The description of our common stock contained in our registration statement on Form 8-A, filed with the SEC on June 13, 2007.

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  All reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this prospectus and to be part hereof from the date of filing of such reports and other documents.

        We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the documents or information that have been incorporated by reference in this prospectus but not delivered with this prospectus. We will provide this at no cost to the requestor upon written or telephonic request addressed to:

Boise Inc.
1111 West Jefferson Street, Suite 200
Boise, ID 83702-5388
Attn: Secretary
(208) 384-7000

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PROSPECTUS SUMMARY
THE OFFERING
FORWARD-LOOKING STATEMENTS
RISK FACTORS
Risks Associated with the Acquisition and our Financial Condition
Risks Related to Our Business
USE OF PROCEEDS
SELLING SHAREHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND ADDITIONAL INFORMATION
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE